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                                                                   EXHIBIT 99.1








FOR RELEASE AT 4:15 P.M.                  For further information
FRIDAY, SEPTEMBER 22, 2000                Media Contact:    Jay A. Fredericksen
                                                            904-357-9106
                                          Investor Contact: Parag Bhansali
                                                            904-357-9155

                        RAYONIER LOWERS EARNINGS ESTIMATE
                        ---------------------------------

         JACKSONVILLE, FL September 22, 2000 -- Rayonier (NYSE:RYN) said today its third quarter earnings will be below the First Call consensus estimate due to a slowing U.S. economy and a strong dollar which has resulted in lower wood products' prices, reduced demand for timber, and foreign exchange translation losses. Fourth quarter results also are expected to be affected. The Company said demand remains strong for its specialty pulp products, although the appreciated U.S. dollar may delay or preclude a fourth quarter price increase for its fluff pulps.

         Rayonier said third quarter earnings could be 5 to 7 cents per share below the September 22 First Call consensus estimate of 49 cents per share, with the earnings shortfall from operations partially offset by a lower effective tax rate due to the favorable resolution of outstanding tax issues and an improved current year tax provision.

         The Company plans to issue its third quarter earnings' announcement on October 23 after the market closes.

         Rayonier is a global supplier of specialty pulps, timber and wood products. The company has 2.4 million acres of timber in the U.S. and New Zealand. About half of Rayonier's sales are to international customers in 60 countries.

         Comments about market trends, anticipated earnings, price changes and other future activities are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors,


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among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends; interest rate and currency movements; fluctuations in demand for specialty chemical cellulose and fluff pulps, export and domestic logs, and wood products; the impact of such market factors on the Company's timber sales in the U.S. and New Zealand; adverse weather conditions; changes in production costs for wood products and for specialty pulps, particularly for raw materials such as wood and chemicals; and governmental policies and regulations affecting the environment, import and export controls and taxes.

         For further information about Rayonier, visit the company's web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by mail or fax by calling 1-800-RYN-7611.

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